Exhibit (k)(1)

              ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT


         THIS AGREEMENT is made as of ___________, 2002 by and between ADVANTAGE ADVISERS MULTI-SECTOR FUND I, a Delaware business trust (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                            W I T N E S S E T H:

         WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to provide certain administration and accounting services provided for herein, and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Definitions. As Used in this Agreement:

    (a)  "1933 Act" means the Securities Act of 1933, as amended.

    (b) "1933 Act Rules and Regulations" means the rules and regulations of the SEC under the 1933 Act

    (c)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

    (d) "1934 Act Rules and Regulations" means the rules and regulations of the SEC under the 1934 Act

    (e) "1940 Act Rules and Regulations" means the rules and regulations of the SEC under the 1940 Act

    (f) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

    (g) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

    (h) "Organizational Documents" means the Fund's Agreement and Declaration of Trust, as amended or restated from time to time and Bylaws.

    (i) "Rules and Regulations" means, collectively, the 1933 Act Rules and Regulations, the 1934 Act Rules and Regulations and the 1940 Act Rules and Regulations.

    (j)  "SEC" means the Securities and Exchange Commission.

    (k) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the Rules and Regulations.

    (l) "Separate Investment Account" shall have the meaning set forth in the Registration Statement.

    (m) "Written Instructions" means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to provide administration and accounting services to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC the following; provided, that, to the extent that any such document has been provided to an affiliate of PFPC, such document shall be deemed to have been provided to PFPC:

    (a) certified or authenticated copies of the resolutions of the Fund's Board of Trustees approving the appointment of PFPC as administrator and approving this Agreement;

    (b) a copy of the Fund's registration statement on Form N-2 in the form declared effective by the SEC (the "Registration Statement");

    (c) a copy of the Fund's Agreement and Declaration of Trust, as amended or restated from time to time;

    (d) a copy of the Funds investment advisory agreement pursuant to which Advantage Advisers, L.L.C., provides investment advisory services to the Fund;

    (e) a copy of the distribution agreement and a form of selling and servicing agreement with respect to the offering of the Fund's shares of beneficial interest;

    (f) a copy of any administration agreements; provided that, so long as an affiliate of PFPC Trust serves as administrator for the Fund, this paragraph (f) will be deemed satisfied without any further action by the Fund.

4.  Compliance with Laws.

    PFPC agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

5.  Instructions.

    (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

    (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's trustees or shareholders, unless and until PFPC receives Written Instructions to the contrary.

    (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

 6. Right to Receive Advice.

    (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

    (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

    (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice PFPC receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel. PFPC shall promptly inform the Fund of such conflict and PFPC shall refrain from acting in the event of a conflict unless counsel advises PFPC that a failure to take action is likely to result in additional loss, liability or expense. In the event PFPC relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

    (d) Protection of PFPC. PFPC shall be protected in any action PFPC takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or (to the extent permitted under clause (c) above) from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7.  Records; Visits.

    (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and Securities Laws or other applicable laws, rules and regulations. The Fund and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person in the form requested by the Fund, at the Fund's expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. No records will be destroyed without the Fund's consent.

    (b)  PFPC shall keep the following records:

         (i) all books and records with respect to the Fund's books of account; and

         (ii) records of the Fund's securities transactions.

    (c) The books and records of PFPC pertaining to its actions under this Agreement and reports by PFPC or its independent accountants concerning its accounting system, procedures for safeguarding securities and internal accounting controls will be open to inspection and audit at reasonable times by officers, employees or agents of the Fund or auditors employed by the Fund and will be preserved by PFPC in the manner prescribed by, and in accordance with, the 1940 Act.

8.  Confidentiality.

    Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. Cooperation with Accountants. PFPC shall cooperate with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that any requested or necessary information is made available to such independent public accountants for the expression of their opinion as to the financial statements of the Fund or as may otherwise be required by the Securities Laws or the Fund.

10. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

13. Indemnification.

    (a) The Fund agrees to indemnify and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions; provided, however, that neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement.

    (b) Notwithstanding anything in this Agreement to the contrary, neither the Fund nor its affiliates shall be liable for any consequential, special or indirect losses or damages whether or not the likelihood of such damages or loss was known by the Fund or its affiliates.

14. Responsibility of PFPC.

    (a) PFPC shall be under no duty to take any action on behalf of the Fund except as -specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

    (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any Oral Instruction or Written Instruction, notice or other instrument that conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

    (c) Notwithstanding anything in this Agreement (whether contained anywhere in Sections 15-17 or otherwise) to the contrary, the Fund hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC's interpretation of tax positions or its interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable to for losses or damages of any kind associated with such reliance except to the extent such loss or damage is due to PFPC's bad faith, gross negligence, willful misfeasance or reckless disregard for its duties.

    (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is due to PFPC's bad faith, gross negligence or willful misconduct or reckless disregard for its duties.

    (e) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates. Each party shall have a duty to mitigate damages for which the other party may become responsible.

    (f) The provisions of this Section 14 shall survive termination of this Agreement.

15. Description of Accounting Services on a Continuous Basis.

    PFPC will perform the following accounting services with respect to each [Separate Investment Account]:

         (i) Journalize investment, capital and income and expense activities;

         (ii) Verify investment buy/sell trade tickets when received from the portfolio manager for the [Separate Investment Account] (each, a "Portfolio Manager") and transmit trades to such [Separate Investment Account]'s custodian(s) for proper settlement;

         (iii)   Maintain individual ledgers for investment securities;

         (iv)    Maintain historical tax lots for each security;

         (v) Record and reconcile corporate action activity and all other capital changes;

         (vi) Reconcile cash and investment balances with the Fund's custodian(s), and provide the Portfolio Managers with the beginning cash balance available for investment purposes.

         (vii) Update the cash availability throughout the day as required by any Portfolio Manager or the Fund's investment adviser (the "Adviser");

         (viii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Registration Statement;

         (ix) Post to and prepare the financial statements provided in paragraph (xix) in U.S. dollar terms;

         (x) Monitor the expense accruals and notify the Authorized Persons or the designees of any proposed adjustments;

         (xi) Control all disbursements and authorize such disbursements from the Fund's accounts with the custodian(s) upon Written Instructions;

         (xii)   Calculate capital gains and losses;

         (xiii)  Determine net income;

         (xiv) Determine applicable foreign exchange gains and losses on payables and receivables;

         (xv) Obtain daily security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC;

         (xvi) Transmit or mail a copy of the daily portfolio valuation to the applicable Portfolio Manager and to the Adviser;

         (xvii) Arrange for the computation of the net asset value in accordance with the provisions of the Registration Statement;

         (xviii) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

         (xix) Prepare monthly financial statements, which will include the following items:


                               Schedule of Investments
                               Statement of Assets and Liabilities
                               Statement of Operations
                               Statement of Changes in Net Assets

16. Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services if required with respect to each portfolio:

         (i)     prepare monthly security transaction listings;

         (ii) supply various normal and customary Fund statistical data as requested on an ongoing basis;

         (iii) prepare for execution and file the Fund's Federal Form 1065 and state tax returns;

         (iv) coordinate contractual relationships and communications between the Fund and its contractual service providers;

         (v) prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

         (vi) compilate and coordinate the printing of the Fund's annual and semi-annual shareholder reports; and

         (vii) perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC.

17. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party by certified mail with confirmed receipt.

18. Notices. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 622 Third Avenue, 8th Floor, New York, NY 10017,
    Attention: Howard Singer or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Fund 60 days prior written notice of such assignment; (ii) the assignee or delegate agrees to comply with the relevant provisions of the Securities Laws; and
    (iii) PFPC and such assignee or delegate promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the assignment or delegation, (including, without limitation) the capabilities of the assignee or delegatee. Except as stated above, this Agreement may not be assigned or delegated by any party without the written consent of each party.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23. Miscellaneous.

    (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

    (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

    (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

    (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

    (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    (g) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

    (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.





         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                         PFPC INC.

                                         By: _____________________

                                         Title:____________________



                                         ADVANTAGE ADVISERS MULTI-SECTOR FUND I

                                         By:______________________

                                         Title:_____________________









Business Approval By:____________________
Date:____________________________________

Legal Approval By:_______________________
Date:____________________________________